UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 1, 2016

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 S. First Avenue
Walla Walla, Washington  99362
(Address of principal executive offices and zip code)

(509) 527-3636
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
       240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
       240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)            Director Resignations

On December 1, 2016, each of Spencer C. Fleischer and Doyle L. Arnold resigned from the Boards of Directors of Banner Corporation (the "Company") and its financial institution subsidiary, Banner Bank ("Bank").

Messrs. Fleischer and Doyle were appointed as directors of the Company and the Bank on October 1, 2015 and March 1, 2016, respectively, in connection with the Company's acquisition of the holding company of AmericanWest Bank and were designees of Friedman Fleischer and Lowe Capital Partners III, L.P. ("FFL"), and Oaktree Principal Fund V (Delaware) ("Oaktree" and, together with FFL, the "Investors"), respectively.  Each Investor was a shareholder of AmericanWest's holding company and, as a result of the acquisition, became the holder of approximately 7.6% of the Company's outstanding common shares.  Under the terms of the Company's agreements with each Investor, it was entitled to nominate a director to the Boards of Directors of the Company and the Bank so long as it owned more than five percent of the Company's common shares.  Each Investor has recently sold common shares of the Company and now owns less than five percent of such shares.  In accordance with applicable agreements, each of Messrs. Fleisher and Arnold resigned as a director of the Company and the Bank and any committees.  At the time of the resignations, Mr. Fleischer was not a member of any committees of the Company's Board of Directors and Mr. Arnold was a member of the Risk Committee of the Company's Board.

Neither Mr. Fleischer's nor Mr. Arnold's letter of resignation indicated that his resignation was in connection with any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: December 5, 2016	By: /s/ Lloyd W. Baker
Lloyd W. Baker Executive Vice President and Chief Financial Officer